                                                                  Exhibit (k)(2)

                           TRADEMARK LICENSE AGREEMENT

     This TRADEMARK LICENSE AGREEMENT (this "Agreement") is made and effective as of May 25, 2004 (the "Effective Date") by and between Blackstone Financial
Services Inc., a Delaware corporation (the "Licensor"), and Blackridge
Investment Corp., a Maryland corporation (the "Corporation").

                                    RECITALS

     WHEREAS, the Licensor is the owner of the trade names "Blackridge" (the
"Licensed Name") and "Blackstone" (the "Licensed Affiliation", together with the
Licensed Name, the "Licensed Marks") in the United States of America (the
"Territory").

     WHEREAS, the Corporation is a newly organized closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940 (the "1940 Act");

     WHEREAS, pursuant to that certain investment advisory and management agreement dated as of May 25, 2004 between Blackstone Mezzanine Advisors L.P.
(the "Advisor"), an affiliate of the Licensor, and the Corporation (the
"Advisory Agreement"), the Corporation has engaged the Advisor to act as the investment advisor to the Corporation; and

     WHEREAS, the Corporation desires to use the Licensed Marks in connection with the operation of its business, and the Licensor is willing to permit the
Corporation to use the Licensed Marks, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                  LICENSE GRANT

     1.1 License. Subject to the terms and conditions of this Agreement, the
Licensor hereby grants to the Corporation, and the Corporation hereby accepts from the Licensor, a personal, non-exclusive, royalty-free right and license to use the (i) Licensed Name solely and exclusively as an element of the
Corporation's own company name and when describing the administrator of the
Corporation and (ii) Licensed Affiliation solely and exclusively when describing the Advisor or the Corporation's affiliation with the Blackstone entities.
Except as provided above, neither the Corporation nor any affiliate, owner, director, officer, employee, or agent thereof shall otherwise use the Licensed
Marks or any derivative thereof without the prior express written consent of the
Licensor

in its sole and absolute discretion. All rights not expressly granted to the
Corporation hereunder shall remain the exclusive property of the Licensor.

     1.2 Licensor's Use. Nothing in this Agreement shall preclude the Licensor, its affiliates, or any of their respective successors or assigns from using or permitting other entities to use the Licensed Marks whether or not such entity directly or indirectly competes or conflicts with the Corporation's business in any manner.

                                    ARTICLE 2
                                    OWNERSHIP

     2.1 Ownership. The Corporation acknowledges and agrees that the Licensor is the owner of all right, title, and interest in and to the Licensed Marks, and all such right, title, and interest shall remain with the Licensor. The
Corporation shall not otherwise contest, dispute, or challenge the Licensor's right, title, and interest in and to the Licensed Marks.

     2.2 Goodwill. All goodwill and reputation generated by the Corporation's use of the Licensed Marks shall inure to the benefit of the Licensor. The
Corporation shall not by any act or omission use the Licensed Marks in any manner that disparages or reflects adversely on the Licensor or any affiliate of the Licensor, including the Advisor, or any of their respective businesses or reputations. Except as expressly provided herein, neither party may use any trademark or service mark of the other party without that party's prior written consent, which consent shall be given in that party's sole discretion.

                                   ARTICLE 3
                                   COMPLIANCE

     3.1 Quality Control. In order to preserve the inherent value of the
Licensed Marks, the Corporation agrees to use reasonable efforts to ensure that it maintains the quality of the Corporation's business and the operation thereof equal to the standards prevailing in the operation of the Licensor's and the
Corporation's business as of the date of this Agreement. The Corporation further agrees to use the Licensed Marks in accordance with such quality standards as may be reasonably established by the Licensor and communicated to the
Corporation from time to time in writing, or as may be agreed to by the Licensor and the Corporation from time to time in writing.

     3.2 Compliance With Laws. The Corporation agrees that the business operated by it in connection with the Licensed Marks shall comply with all laws, rules, regulations and requirements of any governmental body in the Territory or elsewhere as may be applicable to the operation, advertising and promotion of the business, and shall notify the Licensor of any action that must be taken by the Corporation to comply with such law, rules, regulations or requirements.

     3.3 Notification of Infringement. Each party shall immediately notify the other party and provide to the other party all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with any Licensed Marks, and (ii)
any infringements, limitations, or illegal use or misuse of the Licensed Marks in the Territory. The Corporation shall have no right to take independent action with regard to the Licensed Marks without the Licensor's prior written approval.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations of Corporation. The Corporation hereby represents and warrants to the other party as follows:

     (a) Due Authorization. The Corporation is a corporation duly incorporated and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by the Corporation has been duly authorized by all necessary action on the part of the Corporation.

     (b) Due Execution. This Agreement has been duly executed and delivered by the Corporation and, with due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

     (c) No Conflict. The Corporation's execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the
Corporation; (ii) conflict with or violate any law or governmental order applicable to such party or any of its assets, properties or businesses; or
(iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

     4.2 Representations of Licensor. The Licensor hereby represents and warrants to the other party as follows:

     (a) Due Authorization. The Licensor is a corporation duly formed and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by the Licensor has been duly authorized by all necessary action on the part of the Licensor.

     (b) Due Execution. This Agreement has been duly executed and delivered by the Licensor and, with due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against the Licensor in accordance with its terms.

     (c) No Conflict. The Licensor's execution, delivery and performance of this
Agreement do not: (i) violate, conflict with or result in the breach of any provision of the partnership agreement (or similar organizational documents) of the Licensor; (ii) conflict with or violate any law or governmental order applicable to the Licensor or any of its assets, properties or businesses; or
(iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

                                   ARTICLE 5
                              TERM AND TERMINATION

     5.1 Term. This Agreement shall expire upon the earliest of (i) the expiration or termination of the Advisory Agreement; (ii) if the Advisor ceases to serve as investment advisor to the Corporation; or (iii) upon sixty (60)
days' written notice by either the Licensor or the Corporation to the other party.

     5.2 Upon Termination. Upon expiration or termination of this Agreement, all rights granted to the Corporation under this Agreement with respect to the
Licensed Marks shall cease, and the Corporation shall immediately discontinue use of the Licensed Marks. For twelve months following termination of this
Agreement, the Corporation shall specify on all public-facing materials in a prominent place and in prominent typeface that the Corporation is no longer operating under the Licensed Marks and is no longer associated with the
Licensor.

                                   ARTICLE 6
                                  MISCELLANEOUS

     6.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement. Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party's rights and obligations hereunder.

     6.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to the Licensor:                         If to the Corporation:

Blackstone Financial Services Inc.          Blackridge Investment Corp.
c/o Blackstone Group Holdings L.P.          345 Park Avenue
345 Park Avenue                             New York, NY 10154
New York, NY 10154                          Tel.  No.: (212) 583-5000
Tel.  No.: (212) 583-5000                   Fax No.: (212) 583-5712
Fax No.: (212) 583-5712                     Attn:  Robert L. Friedman
Attn:  Joshua B. Rovine

     6.3 No Waiver. The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

     6.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     6.5 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     6.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

     6.7 Amendments. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

     6.8 Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York.

     6.9 Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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     IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date by its duly authorized officer.

                                    LICENSOR:

                                    BLACKSTONE FINANCIAL SERVICES INC.

                                    By:  /s/ Stephen A. Schwarzman
                                       ---------------------------------------
                                         Name:  Stephen A. Schwarzman
                                         Title: President and
                                                Chief Executive Officer

                                    CORPORATION:

                                    BLACKRIDGE INVESTMENT CORP.

                                    By:  /s/ Howard Gellis
                                       ---------------------------------------
                                         Name:  Howard Gellis
                                         Title: Chief Executive Officer